Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-201737) of Medtronic plc of our report dated October 24, 2024 relating to the financial statements and supplemental schedule of the Medtronic Puerto Rico Employees’ Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
October 24, 2024